UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 20, 2010

optionsXpress Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32419	20-1444525
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

311 W. Monroe, Suite 1000, Chicago, Illinois		60606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-630-3300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 20, 2010, the Board of Directors approved an employment agreement for Peter Bottini, Executive Vice President ("Bottini Agreement").

The terms of the Bottini Agreement include: 1) an annual salary of $325,000, 2) an annual bonus to be determined at the discretion of the Board of Directors, currently with a target of 75% of annual salary and 3) certain compensation in the event of a termination without cause or resignation for good reason as defined in the Bottini Agreement.

If we terminate the employment of Mr. Bottini or if he resigns with good reason, he will be entitled to receive his then current base salary for a period of twelve months following his termination, a pro rata portion of his annual target bonus for the year in which the termination occurred, an amount equal to one times the then current target bonus adjusted for his average percentage payout for the previous three fiscal years which will be paid in equal installments for a period of twelve months following his termination, and the immediate vesting of 50% of all unvested deferred shares, stock options and other similar equity awards.

In the event that his termination without cause or resignation with good reason occurs three months before or twelve months after a change in control, he will be entitled to receive his then current base salary for a period of eighteen months following his termination, a pro rata portion of his annual target bonus for the year in which the termination occurred, and an amount equal to one and one-half times the then current target bonus adjusted for his average percentage payout for the previous three fiscal years which will be paid in equal installments for a period of eighteen months following his termination and the immediate vesting of 100% of all unvested deferred shares, stock options and other similar equity awards.

The Bottini Agreement is filed as Exhibit 10.1 and incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

optionsXpress Holdings, Inc.

July 23, 2010	By:	/s/ Adam DeWitt

Name: Adam DeWitt
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement with Peter Bottini dated July 20, 2010